Exhibit 99(b)




                                              CULP, INC. FINANCIAL INFORMATION RELEASE
                                              CONSOLIDATED STATEMENTS OF INCOME (LOSS)
                          FOR THE THREE MONTHS AND NINE MONTHS ENDED JANUARY 30, 2005 AND FEBRUARY 1, 2004
                                                            (UNAUDITED)
                                         (Amounts in Thousands, Except for Per Share Data)

                                                                                           THREE MONTHS ENDED
                                                                       ------------------------------------------------------------

                                                                               Amounts                        Percent of Sales
                                                                       -----------------------            -------------------------
                                                                       January 30, February 1,   % Over   January 30,  February 1,
                                                                             2005        2004   (Under)         2005         2004
                                                                       ----------- ----------- ---------- ------------ ------------

Net sales                                                             $    69,060      76,561      (9.8)%      100.0 %      100.0 %
Cost of sales                                                              66,493      62,093       7.1 %       96.3 %       81.1 %
                                                                       ----------- ----------- ---------- ------------ ------------
      Gross profit                                                          2,567      14,468     (82.3)%        3.7 %       18.9 %

Selling, general and
  administrative expenses                                                   8,191      10,282     (20.3)%       11.9 %       13.4 %
Restructuring expense                                                       1,135           0     100.0 %        1.6 %        0.0 %
                                                                       ----------- ----------- ---------- ------------ ------------
      Income  (loss) from operations                                       (6,759)      4,186    (261.5)%       (9.8)%        5.5 %

Interest expense                                                              912       1,534     (40.5)%        1.3 %        2.0 %
Interest income                                                               (42)       (113)    (62.8)%       (0.1)%       (0.1)%
Early extinguishment of debt                                                    0       1,672    (100.0)%        0.0 %        2.2 %
Other expense                                                                  49         229     (78.6)%        0.1 %        0.3 %
                                                                       ----------- ----------- ---------- ------------ ------------
      Income (loss) before income taxes                                    (7,678)        864    (988.7)%      (11.1)%        1.1 %

Income taxes*                                                              (2,801)        112  (2,600.9)%       36.5 %       13.0 %
                                                                       ----------- ----------- ---------- ------------ ------------
      Net income (loss)                                               $    (4,877)        752    (748.5)%       (7.1)%        1.0 %
                                                                       =========== =========== ========== ============ ============

Net income (loss) per share-basic                                          ($0.42)      $0.07    (700.0)%
Net income (loss) per share-diluted                                        ($0.42)      $0.06    (800.0)%
Net income (loss) per share, diluted, excluding
     restructuring and related charges and early
     extinguishment of debt                                                ($0.13)      $0.16    (181.3)%
     (see pro-forma statement on page 7)
Average shares outstanding-basic                                           11,550      11,529       0.2 %
Average shares outstanding-diluted                                         11,550      11,859      (2.6)%



                                                                                            NINE MONTHS ENDED
                                                                       -----------------------------------------------------------

                                                                               Amounts                        Percent of Sales
                                                                       -----------------------            -------------------------
                                                                       January 30, February 1    % Over   January 30,  February 1,
                                                                             2005        2004   (Under)         2005         2004
                                                                       ----------- ----------- ---------- ------------ ------------

Net sales                                                             $   212,315     232,968      (8.9)%      100.0 %      100.0 %
Cost of sales                                                             191,506     190,283       0.6 %       90.2 %       81.7 %
                                                                       ----------- ----------- ---------- ------------ ------------
      Gross profit                                                         20,809      42,685     (51.2)%        9.8 %       18.3 %

Selling, general and
  administrative expenses                                                  26,309      31,089     (15.4)%       12.4 %       13.3 %
Goodwill impairment                                                         5,126           0     100.0 %        2.4 %        0.0 %
Restructuring expense                                                       2,289           0     100.0 %        1.1 %        0.0 %
                                                                       ----------- ----------- ---------- ------------ ------------
      Income (loss) from operations                                       (12,915)     11,596    (211.4)%       (6.1)%        5.0 %

Interest expense                                                            2,789       4,540     (38.6)%        1.3 %        1.9 %
Interest income                                                               (98)       (356)    (72.5)%       (0.0)%       (0.2)%
Early extinguishment of debt                                                    0       1,672    (100.0)%        0.0 %        0.7 %
Other expense                                                                 436         536     (18.7)%        0.2 %        0.2 %
                                                                       ----------- ----------- ---------- ------------ ------------
      Income (loss) before income taxes                                   (16,042)      5,204    (408.3)%       (7.6)%        2.2 %

Income taxes*                                                              (5,920)      1,717    (444.8)%       36.9 %       33.0 %
                                                                       ----------- ----------- ---------- ------------ ------------
      Net income (loss)                                               $   (10,122)      3,487    (390.3)%       (4.8)%        1.5 %
                                                                       =========== =========== ========== ===========  ============

Net income (loss) per share-basic                                          ($0.88)      $0.30    (393.3)%
Net income (loss) per share-diluted                                        ($0.88)      $0.30    (393.3)%
Net income (loss) per share, diluted, excluding restructuring and related charges, goodwill impairment, and
  early extinguishment of debt (see pro-forma statement on
  page 8)                                                                  ($0.18)      $0.39    (146.2)%
Average shares outstanding-basic                                           11,549      11,522       0.2 %
Average shares outstanding-diluted                                         11,549      11,764      (1.8)%

 * Percent of sales column for income taxes is calculated as a % of income (loss) before income taxes.


                                        CULP, INC. FINANCIAL INFORMATION RELEASE
                                              CONSOLIDATED BALANCE SHEETS
                                   JANUARY 30, 2005, FEBRUARY 1, 2004 AND MAY 2, 2004
                                                       Unaudited
                                                 (Amounts in Thousands)

                                                                           Amounts              Increase
                                                                   ------------------------    (Decrease)
                                                                   January 30, February 1, -------------------  * May 2,
                                                                         2005        2004   Dollars   Percent      2004
                                                                   ----------- ----------- ---------- -------- ---------

Current assets
    Cash and cash equivalents                                     $    13,020       8,932      4,088    45.8 %   14,568
    Accounts receivable                                                26,681      28,282     (1,601)   (5.7)%   30,719
    Inventories                                                        46,649      52,000     (5,351)  (10.3)%   49,045
    Deferred income taxes                                               4,910      12,303     (7,393)  (60.1)%    9,256
    Other current assets                                                1,088       2,610     (1,522)  (58.3)%    1,634
                                                                   ----------- ----------- ---------- -------- ---------
               Total current assets                                    92,348     104,127    (11,779)  (11.3)%  105,222

Property, plant & equipment, net                                       71,024      78,909     (7,885)  (10.0)%   77,770
Goodwill                                                                4,114       9,240     (5,126)  (55.5)%    9,240
Deferred income taxes                                                   7,115           0      7,115   100.0 %        0
Other assets                                                            1,330       1,577       (247)  (15.7)%    1,496
                                                                   ----------- ----------- ---------- -------- ---------

               Total assets                                       $   175,931     193,853    (17,922)   (9.2)%  193,728
                                                                   =========== =========== ========== ======== =========



Current
 liabilities
    Current maturities of long-term debt                          $       584         544         40     7.4 %      528
    Accounts payable                                                   15,580      17,790     (2,210)  (12.4)%   15,323
    Accrued expenses                                                    9,568      12,901     (3,333)  (25.8)%   13,028
    Accrued restructuring                                               5,093       6,353     (1,260)  (19.8)%    4,968
    Income taxes payable                                                1,690       2,428       (738)  (30.4)%    1,850
                                                                   ----------- ----------- ---------- -------- ---------
               Total current liabilities                               32,515      40,016     (7,501)  (18.7)%   35,697

Long-term debt , less current maturities                               49,975      50,519       (544)   (1.1)%   50,502

Deferred income taxes                                                       0       3,851     (3,851) (100.0)%    4,138
                                                                   ----------- ----------- ---------- -------- ---------
               Total liabilities                                       82,490      94,386    (11,896)  (12.6)%   90,337

Shareholders' equity                                                   93,441      99,467     (6,026)   (6.1)%  103,391
                                                                   ----------- ----------- ---------- -------- ---------

               Total liabilities and
               shareholders' equity                               $   175,931     193,853    (17,922)   (9.2)%  193,728
                                                                   =========== =========== ========== ======== =========

Shares outstanding                                                     11,550      11,529         21     0.2 %   11,547
                                                                   =========== =========== ========== ======== =========


   * Derived from audited financial statements



                                   CULP, INC. FINANCIAL INFORMATION RELEASE
                                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                        FOR THE NINE MONTHS ENDED JANUARY 30, 2005 AND FEBRUARY 1, 2004
                                                   Unaudited
                                            (Amounts in Thousands)


                                                                                       NINE MONTHS ENDED
                                                                                  ----------------------------

                                                                                             Amounts
                                                                                  -----------------------------
                                                                                    January 30,    February 1,
                                                                                       2005           2004
                                                                                  -------------- -------------

Cash flows from operating activities:
   Net income (loss)                                                             $      (10,122)        3,487
   Adjustments to reconcile net income (loss) to net cash
      provided by operating activities:
         Depreciation                                                                    14,505        10,294
         Amortization of other assets                                                       100           136
         Stock-based compensation                                                           157           157
         Goodwill impairment                                                              5,126             0
         Deferred income taxes                                                           (6,907)            0
         Restructuring expense                                                            2,289             0
         Changes in assets and liabilities:
            Accounts receivable                                                           4,038         3,977
            Inventories                                                                   2,396        (2,448)
            Other current assets                                                            546           594
            Other assets                                                                    120           522
            Accounts payable                                                              1,659           544
            Accrued expenses                                                             (3,460)       (1,170)
            Accrued restructuring                                                        (1,733)       (1,390)
            Income taxes payable                                                           (160)        2,079
                                                                                  -------------- -------------
               Net cash provided by operating activities                                  8,554        16,782
                                                                                  -------------- -------------

Cash flows from investing activities:
   Capital expenditures                                                                  (8,216)       (4,097)
   Purchases of short-term investments                                                        0        10,043
                                                                                  -------------- -------------
               Net cash (used in) provided by investing
                activities                                                               (8,216)        5,946
                                                                                  -------------- -------------

Cash flows from financing activities:
   Payments on vendor-financed capital expenditures                                      (1,430)       (2,772)
   Payments on long-term debt                                                              (471)      (25,437)
   Proceeds from common stock issued                                                         15            58
                                                                                  -------------- -------------
               Net cash used in financing activities                                     (1,886)      (28,151)
                                                                                  -------------- -------------

Decrease in cash and cash equivalents                                                    (1,548)       (5,423)

Cash and cash equivalents at beginning of period                                         14,568        14,355
                                                                                  -------------- -------------

Cash and cash equivalents at end of period                                       $       13,020         8,932
                                                                                  ============== =============


Free Cash Flow (1)                                                               $       (1,092)        9,913
                                                                                  ============== =============


--------------------------------------------------------------------------------------------------------------

(1)  Free Cash Flow reconciliation is as follows:                                    3rd Qtr        3rd Qtr
                                                                                     FY 2005        FY 2004
                                                                                 -----------------------------
A) Net cash provided by operating activities                                              8,554        16,782
B) Minus:  Capital Expenditures                                                          (8,216)       (4,097)
C) Minus:  Payments on vendor-financed capital expenditures                              (1,430)       (2,772)
                                                                                  -------------- -------------
                                                                                         (1,092)        9,913
                                                                                  ============== =============

--------------------------------------------------------------------------------------------------------------



                                      CULP, INC. FINANCIAL INFORMATION RELEASE
                                                 FINANCIAL ANALYSIS
                                                  January 30, 2005


                                             FISCAL 04                             FISCAL 05
                                           -------------   ---------------------------------------------------------
                                                Q3              Q1              Q2              Q3           Q4
                                           -------------   ---------------------------------------------------------

INVENTORIES
     Inventory turns                                4.7             4.7             5.2             5.6

RECEIVABLES
     Days sales in receivables                       31              30              32              32

WORKING
 CAPITAL
     Current ratio                                  2.6             3.1             3.0             2.8
     Operating working capital turnover (1)         5.3             5.1             4.9             4.9
     Operating working capital (1)              $62,492         $61,468         $59,926         $57,750

PROPERTY, PLANT & EQUIPMENT
     Depreciation rate                              6.2%            6.1%            6.1%(4)         6.0%         (4)
     Percent property, plant &
       equipment are depreciated                   64.0%           64.2%           64.9%(4)        65.0%         (4)
     Capital expenditures                        $6,747 (2)      $4,543          $1,008          $2,660

LEVERAGE
     Total
      liabilities/equity                           94.9%           84.2%           85.3%           88.3%
     Long-term debt/equity                         51.3%           49.9%           52.1%           54.1%
     Long-term debt/capital employed (3)           33.9%           33.3%           34.1%           35.1%
     Long-term debt                             $51,063         $51,064         $51,163         $50,559

OTHER
     Book value per share                         $8.63           $8.87           $8.51           $8.09
     Employees at quarter end                     2,350           2,235           2,165           2,091
     Sales per employee (annualized)           $129,682        $119,190        $137,102        $129,812
     Capital employed (3)                      $150,530        $153,462        $149,428        $144,000

  (1) Working capital for this calculation is accounts receivable, inventories and accounts payable.
  (2) Expenditures for entire year.
  (3) Capital employed represents long-term debt plus stockholders equity; Long-term debt is long-term debt plus current maturities of long-term debt.
  (4) Property, plant & equipment ratios are calculated excluding accelerated depreciation of approximately $4.3 million and $215,000 in the 3rd and 2nd quarters, respectively.




                                             CULP, INC. FINANCIAL INFORMATION RELEASE
                                  SALES, GROSS PROFIT AND OPERATING INCOME (LOSS) BY SEGMENT/DIVISION
                                    FOR THE THREE MONTHS ENDED JANUARY 30, 2005 AND FEBRUARY 1, 2004


                                                        (Amounts in thousands)

                                                        THREE MONTHS ENDED (UNAUDITED)
                                     --------------------------------------------------------------------

                                              Amounts                         Percent of Total Sales
                                     --------------------------           -------------------------------
                                     January 30,    February 1,  % Over    January 30,     February 1,
Net Sales by Segment                    2005           2004      (Under)      2005            2004
------------------------------------ ------------   ----------- --------- --------------- ---------------

Mattress Fabrics
     Culp Home Fashions             $     25,576        25,114      1.8 %          37.0 %          32.8 %
                                     ------------   ----------- --------- --------------- ---------------

Upholstery Fabrics
    Culp Decorative Fabrics               25,051        29,678    (15.6)%          36.3 %          38.8 %
    Culp Velvets/Prints                   18,433        21,769    (15.3)%          26.7 %          28.4 %
                                     ------------   ----------- --------- --------------- ---------------
                                          43,484        51,447    (15.5)%          63.0 %          67.2 %
                                     ------------   ----------- --------- --------------- ---------------

     Net Sales                      $     69,060        76,561     (9.8)%         100.0 %         100.0 %
                                     ============   =========== ========= =============== ===============


Gross Profit by Segment                                                        Gross Profit Margin
------------------------------------                                      -------------------------------

Mattress Fabrics                    $      3,478         5,093    (31.7)%          13.6 %          20.3 %
Upholstery Fabrics                         3,391         9,375    (63.8)%           7.8 %          18.2 %
Restructuring related charges (1)         (4,302)            0    100.0 %          (6.2)%           0.0 %
                                     ------------   ----------- --------- --------------- ---------------

     Gross Profit                   $      2,567        14,468    (82.3)%           3.7 %          18.9 %
                                     ============   =========== ========= =============== ===============


Operating Income (loss) by Segment                                        Operating Income (Loss) Margin
------------------------------------                                      -------------------------------

Mattress Fabrics                    $      1,589         3,039    (47.7)%           6.2 %          12.1 %
Upholstery Fabrics                        (2,010)        2,260   (188.9)%          (4.6)%           4.4 %
Unallocated corporate expenses              (901)       (1,113)   (19.0)%          (1.3)%          (1.5)%
Goodwill impairment                            0             0   (100.0)%           0.0 %           0.0 %
Restructuring and related charges
 and credits (1)                          (5,437)            0   (100.0)%          (7.9)%           0.0 %
                                     ------------   ----------- --------- --------------- ---------------

     Operating income (loss)        $     (6,759)        4,186   (261.5)%          (9.8)%           5.5 %
                                     ============   =========== ========= =============== ===============


Depreciation by Segment
------------------------------------

Mattress Fabrics                    $        912 (2)       937     (2.7)%
Upholstery Fabrics                         2,330 (2)     2,475     (5.9)%
                                     ------------   ----------- ---------
Total Depreciation                  $      3,242         3,412     (5.0)%
                                     ============   =========== =========


(1)  The $4.3 million represents restructuring related charges for accelerated depreciation.  The $5.4 million represents accelerated depreciation, asset movement costs, and fixed asset write downs.
(2)  Excludes accelerated depreciation of approximately $4.3 million associated with plant and equipment scheduled to be disposed of over the next three months.





                                                CULP, INC. FINANCIAL INFORMATION RELEASE
                                   SALES, GROSS PROFIT AND OPERATING INCOME (LOSS) BY SEGMENT/DIVISION
                                     FOR THE NINE MONTHS ENDED JANUARY 30, 2005 AND FEBRUARY 1, 2004

                                                         (Amounts in thousands)

                                                          NINE MONTHS ENDED (UNAUDITED)
                                     ------------------------------------------------------------------------

                                              Amounts                           Percent of Total Sales
                                     --------------------------           -----------------------------------
                                     January 30,    February 1,  % Over     January 30,       February 1,
Net Sales by Segment                    2005           2004      (Under)       2005              2004
------------------------------------ -----------    ----------- --------- ---------------- ------------------

Mattress Fabrics
     Culp Home Fashions             $    78,414         79,122     (0.9)%           36.9 %             34.0 %
                                     -----------    ----------- --------- ---------------- ------------------

Upholstery Fabrics
    Culp Decorative Fabrics              76,249         91,753    (16.9)%           35.9 %             39.4 %
    Culp Velvets/Prints                  57,652         62,093     (7.2)%           27.2 %             26.7 %
                                     -----------    ----------- --------- ---------------- ------------------
                                        133,901        153,846    (13.0)%           63.1 %             66.0 %
                                     -----------    ----------- --------- ---------------- ------------------

     Net Sales                      $   212,315        232,968     (8.9)%          100.0 %            100.0 %
                                     ===========    =========== ========= ================ ==================


Gross Profit by Segment                                                           Gross Profit Margin
------------------------------------                                      -----------------------------------

Mattress Fabrics                    $    12,735         17,494    (27.2)%           16.2 %             22.1 %
Upholstery Fabrics                       13,575         25,191    (46.1)%           10.1 %             16.4 %
Restructuring related charges (1)        (5,501)             0    100.0 %           (2.6)%              0.0 %
                                     -----------    ----------- --------- ---------------- ------------------

     Gross Profit                   $    20,809         42,685    (51.2)%            9.8 %             18.3 %
                                     ===========    =========== ========= ================ ==================


Operating Income (loss) by Segment                                            Operating Income (Loss) Margin
------------------------------------                                      -----------------------------------

Mattress Fabrics                    $     7,166         11,430    (37.3)%            9.1 %             14.4 %
Upholstery Fabrics                       (4,417)         3,993   (210.6)%           (3.3)%              2.6 %
Unallocated corporate expenses           (2,748)        (3,827)   (28.2)%           (1.3)%             (1.6)%
Goodwill impairment                      (5,126)             0   (100.0)%           (2.4)%              0.0 %
Restructuring and related charges
 and credits (1)                         (7,790)             0   (100.0)%           (3.7)%              0.0 %
                                     -----------    ----------- --------- ---------------- ------------------

     Operating income (loss)        $   (12,915)        11,596   (211.4)%           (6.1)%              5.0 %
                                     ===========    =========== ========= ================ ==================


Depreciation by Segment
------------------------------------

Mattress Fabrics                    $     2,743  (2)     2,823     (2.8)%
Upholstery Fabrics                        7,184  (2)     7,471     (3.8)%
                                     -----------    ----------- ---------
Total Depreciation                  $     9,927         10,294     (3.6)%
                                     ===========    =========== =========


(1)  The $5.5 million represents restructuring related charges for inventory markdowns and accelerated depreciation.  The $7.8 million represents the $5.5 million restructuring related charges plus $2.3 million in restructuring charges for fixed asset write-downs, accrued termination benefits and asset movement costs.
(2)  Excludes accelerated depreciation of approximately $4.5 million associated with plant and equipment scheduled to be disposed of over the next three months.






                                                       CULP, INC.
                                   PROFORMA CONSOLIDATED STATEMENTS OF INCOME (LOSS)
                            FOR THE THREE MONTHS ENDED JANUARY 30, 2005 AND FEBRUARY 1, 2004
                                   (Amounts in Thousands, Except for Per Share Data)

                                                   THREE MONTHS ENDED
------------------------------------------------------------------------------------------------------------------------



                                                As Reported                                 January 30, 2005
                                                January 30,  % of                % of         Proforma Net      % of
                                                      2005   Sales   Adjustments Sales       of Adjustments    Sales
                                                -------------------- ------------------     ---------------------------

 Net sales                                     $    69,060    100.0%          0                       69,060     100.0%
 Cost of sales                                      66,493     96.3%     (4,302)  -6.2%  (1)          62,191      90.1%
                                                -------------------- ------------------     ---------------------------
       Gross profit                                  2,567      3.7%     (4,302)  -6.2%                6,869       9.9%

 Selling, general and
   administrative expenses                           8,191     11.9%          0    0.0%                8,191      11.9%
 Goodwill impairment                                     0      0.0%          0    0.0%                    0       0.0%
 Restructuring expense                               1,135      1.6%     (1,135)  -1.6%  (2)               0       0.0%
                                                -------------------- ------------------     ---------------------------
       Income  (loss) from operations               (6,759)    -9.8%     (5,437)  -7.9%               (1,322)     -1.9%

 Interest expense                                      912      1.3%          0    0.0%                  912       1.3%
 Interest income                                       (42)    -0.1%          0    0.0%                  (42)     -0.1%
 Early extinguishment of debt                            0      0.0%          0    0.0%                    0       0.0%
 Other expense                                          49      0.1%          0    0.0%                   49       0.1%
                                                -------------------- ------------------     ---------------------------
       Income (loss) before income taxes            (7,678)   -11.1%     (5,437)  -7.9%               (2,241)     -3.2%

 Income taxes                                       (2,801)    36.5%     (2,050)  37.7%  (3)            (751)     33.5%
                                                -------------------- ------------------     ---------------------------
 Net income (loss)                             $    (4,877)    -7.1%     (3,387)  -4.9%               (1,490)     -2.2%
                                                ==================== ==================     ===========================

 Net income (loss) per share-basic                  ($0.42)              ($0.29)                      ($0.13)
 Net income (loss) per share-diluted                ($0.42)              ($0.29)                      ($0.13)
 Average shares outstanding-basic                   11,550               11,550                       11,550
 Average shares outstanding-diluted                 11,550               11,550                       11,550

 Notes:


                                               As Reported                                 February 1, 2004        Proforma
                                               February 1,   % of                 % of       Proforma Net   % of    % Over
                                                  2004       Sales   Adjustments  Sales     of Adjustments  Sales   (Under)
                                              ---------------------- -------------------   ----------------------- ---------

 Net sales                                          76,561    100.0%          0                     76,561  100.0%     -9.8%
 Cost of sales                                      62,093     81.1%          0     0.0%            62,093   81.1%      0.2%
                                              ---------------------- -------------------   ----------------------- ---------
       Gross profit                                 14,468     18.9%          0     0.0%            14,468   18.9%    -52.5%

 Selling, general and
   administrative expenses                          10,282     13.4%          0     0.0%            10,282   13.4%    -20.3%
 Goodwill impairment                                     0      0.0%          0     0.0%                 0    0.0%      0.0%
 Restructuring expense                                   0      0.0%          0     0.0%                 0    0.0%      0.0%
                                              ---------------------- -------------------   ----------------------- ---------
       Income  (loss) from operations                4,186      5.5%          0     0.0%             4,186    5.5%   -131.6%

 Interest expense                                    1,534      2.0%          0     0.0%             1,534    2.0%    -40.5%
 Interest income                                      (113)    -0.1%          0     0.0%              (113)  -0.1%    -62.8%
 Early extinguishment of debt                        1,672      2.7%     (1,672)    0.0%(4)              0    0.0%      0.0%
 Other expense                                         229      0.3%          0     0.0%               229    0.3%    -78.6%
                                              ---------------------- -------------------   ----------------------- ---------
       Income (loss) before income taxes               864      1.1%      1,672     2.2%             2,536    3.3%   -188.4%

 Income taxes                                          112     13.0%        552     0.0%               664   26.2%   -213.2%
                                              ---------------------- -------------------   ----------------------- ---------
 Net income (loss)                                     752      1.0%      1,120     1.5%             1,872    2.4%   -179.6%
                                              ====================== ===================   ======================= =========

 Net income (loss) per share-basic                   $0.07                $0.10                      $0.16
 Net income (loss) per share-diluted                 $0.06                $0.10                      $0.16
 Average shares outstanding-basic                   11,529               11,529                     11,529
 Average shares outstanding-diluted                 11,859               11,529                     11,859

 Notes:


 (1)  The $4.3 million represents restructuring related charges for accelerated depreciation.
 (2)  The $1.1 restructuring charges represent asset movement costs.
 (3)  The percent of net sales column for income taxes is calculated as a % of income (loss) before income taxes.
 (4)  Premium and fees paid to reduce private placement loan balance.





                                                       CULP, INC.
                                   PROFORMA CONSOLIDATED STATEMENTS OF INCOME (LOSS)
                            FOR THE NINE MONTHS ENDED JANUARY 30, 2005 AND FEBRUARY 1, 2004
                                   (Amounts in Thousands, Except for Per Share Data)

                                                   NINE MONTHS ENDED
------------------------------------------------------------------------------------------------------------------------


                                                As Reported                                 January 30, 2005
                                                January 30,  % of                % of         Proforma Net      % of
                                                      2005   Sales   Adjustments Sales       of Adjustments    Sales
                                                -------------------- ------------------     ---------------------------

Net sales                                      $   212,315    100.0%          0                      212,315     100.0%
Cost of sales                                      191,506     90.2%     (5,501)  -2.6%  (1)         186,005      87.6%
                                                -------------------- ------------------     ---------------------------
 Gross profit                                       20,809      9.8%     (5,501)  -2.6%               26,310      12.4%

Selling, general and
  administrative expenses                           26,309     12.4%          0    0.0%               26,309      12.4%
Goodwill impairment                                  5,126      2.4%     (5,126)   0.0%  (2)               0       0.0%
Restructuring expense                                2,289      1.1%     (2,289)  -1.1%  (3)               0       0.0%
                                                -------------------- ------------------     ---------------------------
 Income  (loss) from operations                    (12,915)    -6.1%    (12,916)  -6.1%                    1       0.0%

Interest expense                                     2,789      1.3%          0    0.0%                2,789       1.3%
Interest income                                        (98)    (0.0)          0    0.0%                  (98)     (0.0)
Early extinguishment of debt                             0      0.0%          0    0.0%                    0       0.0%
Other expense                                          436      0.2%          0    0.0%                  436       0.2%
                                                -------------------- ------------------     ---------------------------
 Income (loss) before income taxes                 (16,042)    -7.6%    (12,916)  -6.1%               (3,126)     -1.5%

Income taxes                                        (5,920)    36.9%     (4,873)  37.7%  (4)          (1,047)     33.5%
                                                -------------------- ------------------     ---------------------------
Net income (loss)                              $   (10,122)    -4.8%     (8,043)  -3.8%               (2,079)     -1.0%
                                                ==================== ==================     ===========================

Net income (loss) per share-basic                   ($0.88)              ($0.70)                      ($0.18)
Net income (loss) per share-diluted                 ($0.88)              ($0.70)                      ($0.18)
Average shares outstanding-basic                    11,549               11,549                       11,549
Average shares outstanding-diluted                  11,549               11,549                       11,549


                                                As Reported                                February 1, 2004            Proforma
                                                February 1,  % of                % of        Proforma Net     % of      % Over
                                                      2004   Sales   Adjustments Sales      of Adjustments    Sales    (Under)
                                                -------------------- ------------------    -------------------------- ----------

Net sales                                          232,968    100.0%          0                     232,968    100.0%      -8.9%
Cost of sales                                      190,283     81.7%          0    0.0%             190,283     81.7%      -2.2%
                                                -------------------- ------------------    -------------------------- ----------
 Gross profit                                       42,685     18.3%          0    0.0%              42,685     18.3%     -38.4%

Selling, general and
  administrative expenses                           31,089     13.3%          0    0.0%              31,089     13.3%     -15.4%
Goodwill impairment                                      0      0.0%          0    0.0%                   0      0.0%       0.0%
Restructuring expense                                    0      0.0%          0    0.0%                   0      0.0%       0.0%
                                                -------------------- ------------------    -------------------------- ----------
 Income  (loss) from operations                     11,596      5.0%          0    0.0%              11,596      5.0%    -100.0%

Interest expense                                     4,540      1.9%          0    0.0%               4,540      1.9%     -38.6%
Interest income                                       (356)    -0.2%          0    0.0%                (356)    -0.2%     -72.5%
Early extinguishment of debt                         1,672      0.9%     (1,672)   0.0% (5)               0      0.0%       0.0%
Other expense                                          536      0.2%          0    0.0%                 536      0.2%     -18.7%
                                                -------------------- ------------------    -------------------------- ----------
 Income (loss) before income taxes                   5,204      2.2%      1,672    0.7%               6,876      3.0%    -145.5%

Income taxes                                         1,717     33.0%        552    0.0%               2,269     33.0%    -146.2%
                                                -------------------- ------------------    -------------------------- ----------
Net income (loss)                                    3,487      1.5%      1,120    0.5%               4,607      2.0%    -145.1%
                                                ==================== ==================    ========================== ==========

Net income (loss) per share-basic                    $0.30                $0.10                       $0.40
Net income (loss) per share-diluted                  $0.30                $0.10                       $0.39
Average shares outstanding-basic                    11,522               11,522                      11,522
Average shares outstanding-diluted                  11,764               11,522                      11,764



Notes:
 (1)  The $5.5 million represents restructuring related charges for inventory markdowns and accelerated depreciation.
 (2)  The $5.1 million represents a goodwill impairment charge related to the Culp Decorative Fabrics division.
 (3)  The $2.3 million restructuring charge represents fixed asset write-downs, accrued termination benefits, and asset movement costs.
 (4)  The percent of net sales column for income taxes is calculated as a % of income (loss) before income taxes.
 (5)  Premium and fees paid to reduce private placement loan balance.


                    CULP, INC. FINANCIAL INFORMATION RELEASE
                               FINANCIAL NARRATIVE
    for the three and nine months ended January 30, 2005 and February 1, 2004



OVERVIEW
--------

GENERAL -- The financial results for the third quarter reflect continued soft demand for domestically produced upholstery fabrics, pricing pressures for mattress ticking and higher raw material costs. Additionally, because of the scheduled holiday plant closings, the third quarter is typically a slow period of the year. For the third quarter of fiscal 2005, consolidated net sales decreased 9.8% to $69.1 million; and the company reported a net loss of $4.9 million, or $0.42 per share diluted, compared with net income of $752,000, or $0.06 per diluted share, for the third quarter of fiscal 2004. The financial results for the third quarter of fiscal 2005 include after-tax restructuring and related charges of $3.4 million, or $0.29 per diluted share. Excluding these charges, net loss for the third quarter of fiscal 2005 was $1.5 million or $0.13 per share diluted, versus net income of $1.9 million, or $0.16 per share diluted, in the third quarter of fiscal 2004, excluding early extinguishment of debt charges (see reconciliation on page 7). For the first nine months of fiscal 2005, net sales decreased 8.9% to $212.3 million; and the company reported a net loss of $10.1 million, or $0.88 per share diluted, compared with net income of $3.5 million or $0.30 per share diluted, for the same period last year. Excluding restructuring and related charges and goodwill impairment, net loss for the first nine months of fiscal 2005 was $2.1 million, or $0.18 per share diluted, compared with net income of $4.6 million, or $0.39 per share diluted, for the same period last year, excluding early extinguishment of debt charges (see reconciliation on page 8). Year-to-date for fiscal 2005 included 39 weeks versus 40 weeks for the same period of fiscal 2004.

RESTRUCTURING AND RELATED CHARGES -- The financial results for the third quarter include a total of $5.4 million in restructuring and related charges. The charges are made up of the following: (1) $1.0 million in restructuring expenses related to the dismantling, moving and relocation of equipment to other company facilities, (2) approximately $143,000 in write-down of equipment and (3) $4.3 million in accelerated depreciation associated with plant and equipment scheduled to be disposed of, either by sale or by abandonment, by fiscal year end. As reflected in the financial statements, restructuring and related expenses were recorded as $1.1 million in the line item "restructuring expense" and $4.3 million in "cost of sales." See below for additional comments on the progress of the restructuring projects.

STATEMENT OF OPERATIONS COMMENTS
--------------------------------

MATTRESS FABRICS SEGMENT (See page 5 - Sales, Gross Profit and Operating Income
(Loss) by Segment)

         Net Sales - Mattress fabric (known as mattress ticking) sales were $25.6 million compared with $25.1 million for the third quarter of fiscal 2004. Mattress ticking yards sold during the third quarter of fiscal 2005 were 10.9 million compared with 10.0 million yards in the third quarter of last year, an increase of 8.8%. This increase in yards sold is noteworthy because it occurred as the bedding industry nears the completion of the transition to selling predominantly one-sided mattresses, which utilize about one-third less mattress ticking. The average selling price was $2.34 per yard for the third quarter, compared to $2.50 per yard in the same quarter last year, a decrease of 6.4%.

         Operating income -- For the third quarter of fiscal 2005, the mattress fabrics segment reported operating income of $1.6 million, or 6.2% of sales, compared with $3.0 million, or 12.1% of sales, for the prior year period. Operating margins in this segment were affected by industry wide pricing pressures, as well as higher raw material costs and manufacturing variances related to the relocation of mattress ticking looms. To partially offset higher material costs, the company is implementing a price increase of approximately
3.0 percent in this segment during the fourth quarter of this fiscal year.

         As previously announced in October 2004, the company has identified opportunities to reduce operating costs by consolidating mattress ticking operations. This $7.0 million capital project involves relocation of ticking looms from an upholstery fabric plant to existing mattress ticking facilities in the U.S. and Canada and the purchase of new weaving machines that are faster and more efficient than the equipment they will replace. This transition is well underway and is expected to be completed as planned by August 2005. More importantly, this transition is expected to generate $4.5 million in annual savings.

                    CULP, INC. FINANCIAL INFORMATION RELEASE
                               FINANCIAL NARRATIVE
    for the three and nine months ended January 30, 2005 and February 1, 2004


UPHOLSTERY FABRICS SEGMENT (See page 5-Sales, Gross Profit and Operating Income
(Loss) by Segment)

         Net Sales -- Upholstery fabric sales for the third quarter of fiscal 2005 decreased 15.5% to $43.5 million when compared to the third quarter of fiscal 2004. Overall, sales of upholstery fabrics reflect continued soft demand industry wide for U.S. produced fabrics and consumer preference for leather furniture.

         With the company's offshore sourcing efforts, including the China platform, the company is experiencing higher sales of upholstery fabric products produced outside of the company's U.S. manufacturing plants, which include the popular micro-denier suedes. These sales increased 92.0% over the prior year period and accounted for approximately $8.3 million or almost 20% of upholstery fabric sales for the quarter. Offshore sourced fabrics of $4.3 million accounted for approximately 8.4% of upholstery fabric sales for the same period last year.

         Upholstery fabric yards sold during the third quarter were 9.5 million versus 11.7 million in the third quarter of fiscal 2004, a decline of 19.0%. Average selling price was $4.18 per yard for the third quarter compared with $4.29 per yard in the same quarter of last year, a decrease of 2.6 %.

         Operating income (loss) -- Operating loss for the third quarter of fiscal 2005 was $2.0 million or 4.6% of sales, compared with operating income of $2.3 million, or 4.4% of sales, for the same period last year. Included in the operating loss was a favorable impact of approximately $500,000 related to a change in the inventory aging percentages for the converted product line, which are products sourced, primarily from Asia, by the CVP division. The change was made in order to better reflect current market conditions and the company's actual experiences.

         The continued underutilization of U.S. capacity, higher raw material prices and manufacturing variances related to restructuring activities affected profit margins for the upholstery fabrics segment. The purpose of the restructuring plan in the upholstery fabrics segment, announced in October 2004, is to consolidate the decorative fabrics weaving and yarn operations, reduce manufacturing complexities and lower costs, and significantly reduce selling, general and administrative expenses. The restructuring is moving ahead as planned and management believes that the steps taken will place the company in a stronger position in terms of both operating efficiency and higher asset utilization. However, management is continuing to evaluate costs and manufacturing capacity throughout the U.S. operations and remains committed to adjusting the domestic cost structure as necessary to keep it in line with expected demand for U.S. produced products. Additionally, to partially offset higher raw material prices, the company recently announced a price increase of approximately 3.0 to 4.0 percent on most domestically produced upholstery fabrics.

         SG&A EXPENSES -- SG&A expenses of $8.2 million for the third quarter of fiscal 2005 decreased approximately $2.1 million, or 20.3%, from the prior year amount. As a percent of net sales, SG&A expenses decreased to 11.9% from 13.4% the previous year, due mostly to lower incentive compensation expense and lower sales and marketing expenses.

         Unallocated Corporate Expenses - The unallocated corporate expense category includes certain items that have not been allocated to the company's segments (see Page 5 - Sales and Gross Profit/Operating Income (Loss) by Segment). The major components of unallocated corporate expenses include compensation and benefits for certain executive officers and all costs related to being a public company. For the third quarter of fiscal 2005, unallocated corporate expenses totaled $901,000 compared with $1.1 million for the same period last year, reflecting a decrease in incentive compensation expense.

         INTEREST EXPENSE AND INTEREST INCOME -- Interest expense for the third quarter declined to $912,000 from $1.5 million the previous year due to lower borrowings outstanding. Interest income decreased to $42,000 from $113,000 the previous year due to lower invested balances in fiscal 2005.

                    CULP, INC. FINANCIAL INFORMATION RELEASE
                               FINANCIAL NARRATIVE
    for the three and nine months ended January 30, 2005 and February 1, 2004


         INCOME TAXES - The effective tax rate (taxes as a percentage of pretax income (loss)) for the first nine months of fiscal 2005 was 36.9% compared with 33.0% for the first nine months of fiscal 2004. Excluding restructuring and related charges and goodwill impairment, the effective tax rate for the first nine months of fiscal 2005 was 33.5%

BALANCE SHEET COMMENTS
----------------------

         CASH AND CASH EQUIVALENTS -- Cash and cash equivalents as of January 30, 2005 decreased to $13.0 million from $14.6 million at the end of fiscal 2004, primarily reflecting cash flow from operations of $8.6 million, capital expenditures and payments on vendor financed capital expenditures of $9.6 million and payments on long-term debt of $471,000.

         WORKING CAPITAL -- Accounts receivable as of January 30, 2005 decreased 5.7% from the year-earlier level. Days sales outstanding totaled 32 days at January 30, 2005 compared with 31 days a year ago. Inventories at the close of the third quarter decreased 10.3% from a year ago. Inventory turns for the third quarter were 5.6 versus 4.7 for the year-earlier period. Operating working capital (comprised of accounts receivable and inventories, less trade accounts payable) was $57.8 million at January 30, 2005, down from $ 62.5 million a year ago.

         PROPERTY, PLANT AND EQUIPMENT -- Capital spending for the first nine months of fiscal 2005 was $8.2 million, including approximately $5.5 million for the purchase of a building that will serve as the company's new corporate offices and as new space for the company's showrooms. The company expects the annual operating costs of the new building to be significantly lower than the lease and related costs associated with the current facilities. Depreciation for the third quarter was $7.6 million, of which approximately $4.4 million was related to accelerated depreciation associated with plant and equipment scheduled to be disposed of by fiscal year end. As part of the fiscal 2005 restructuring plan, the company increased the capital budget by $6.1 million to approximately $15.6 million, of which $4.9 million relates to the mattress ticking plant consolidation.

         INTANGIBLE ASSETS -- As of January 30, 2005, $4.1 million in goodwill, which relates to the mattress fabrics segment, was the company's only intangible asset. In the second quarter of fiscal 2005, the company's $5.1 million in remaining goodwill associated with the upholstery fabrics segment was written off based on an evaluation of this segment in accordance with SFAS 142, "Goodwill and Other Intangible Assets."

         LONG-TERM DEBT -- The company's long-term debt of $50.6 million is unsecured and is comprised of $50.0 million in outstanding senior notes, with a fixed interest rate of 7.76%, and a $584,000, non-interest bearing term loan with the Canadian government. Additionally, the company has a $10.0 million revolving credit line with a bank, of which no balance was outstanding at January 30, 2005. The current bank agreement expires in August 2005. The first scheduled principal payment on the $50.0 million senior notes is due March 2006 in the amount of $7.5 million. The Canadian government loan is repaid in annual installments of approximately $600,000 per year. The company was in compliance with all financial covenants in its loan agreements as of January 30, 2005.

CASH FLOW FROM OPERATIONS COMMENTS
----------------------------------

         Cash flow from operations was $8.6 million for the first nine months of fiscal 2005, compared with $16.8 million for the same period last year. This decrease was due primarily to lower profitability.

BUSINESS OUTLOOK
----------------

         Given current market conditions, management expects to see a year-over-year decline in overall sales performance for the fourth quarter that is slightly higher than the sales decrease in the third fiscal quarter of 9.8%. However, management is encouraged by recent trends in the mattress ticking business and expects mattress ticking sales will show a modest gain over fourth quarter sales last year. Operating income margin in this segment is expected to improve from the third quarter and approximate the margin of 10.0 percent reported for the second quarter of this year. With respect to the upholstery fabrics segment, while management expects continued growth in sales of fabrics sourced outside the U.S., the outlook remains uncertain for any recovery in demand for domestically produced upholstery fabrics. For the fourth quarter, upholstery fabrics segment sales are expected to decrease somewhat more than the third quarter decline of 15.5 percent. Management believes the continued softness in demand for domestically produced upholstery fabrics and the related underutilization of U.S. capacity, combined with raw material price increases the company is currently experiencing, will result in an operating loss, although smaller than that reported in the third fiscal quarter for this segment. In light of these factors, management expects the company to report a net loss of $0.03 to $0.08 per diluted share in the fourth fiscal quarter, excluding previously announced restructuring and related charges, with actual results depending primarily on the level of demand throughout the quarter.

                    CULP, INC. FINANCIAL INFORMATION RELEASE
                               FINANCIAL NARRATIVE
    for the three and nine months ended January 30, 2005 and February 1, 2004


         The company estimates that restructuring and related charges of approximately $4.0 million, net of taxes, or $0.35 per diluted share, will be incurred during the fourth fiscal quarter. Including the restructuring and related charges, the company expects to report a net loss for the fourth fiscal quarter of $0.38 to $0.43 per diluted share.